Filed Pursuant to Rule 424(b)(3) Registration File No.: 333-239934

NB CROSSROADS PRIVATE MARKETS ACCESS FUND LLC

Supplement dated January 30, 2023 to the
Prospectus and Statement of Additional Information dated July 29, 2022 of NB Crossroads Private Markets Access Fund LLC

This supplement amends certain information in the Prospectus and Statement of Additional Information, dated July 29, 2022, of NB Crossroads Private Markets Access Fund LLC (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus and Statement of Additional Information that is not inconsistent with the information set forth in this supplement remains unchanged.

After a 46-year career, including eight years with Neuberger Berman, James Bowden, a member of Neuberger Berman Private Markets’ Private Investment Portfolios and Co-Investment Investment Committee (“PIPCO Investment Committee”), plans to retire on or about February 15, 2023.

As such, effective February 15, 2023, all references to James Bowden and corresponding information are removed from the Prospectus and Statement of Additional Information.

After Mr. Bowden’s retirement, the other 14 members of the PIPCO Investment Committee will continue to serve as the Fund’s portfolio fund managers.

Investors should retain this supplement for future reference.